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                                                                 Exhibit (10)(P)









                       MERCHANTS MUTUAL INSURANCE COMPANY
                            ADJUSTED RETURN ON EQUITY
                           INCENTIVE COMPENSATION PLAN
                                 JANUARY 1, 2000










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                       MERCHANTS MUTUAL INSURANCE COMPANY
                            ADJUSTED RETURN ON EQUITY
                           INCENTIVE COMPENSATION PLAN

                                 JANUARY 1, 2000


I.       ADJUSTED RETURN ON EQUITY.

         Merchants Mutual Insurance Company ("Merchants Mutual") has established the Adjusted Return on Equity ("AROE") Incentive Compensation Plan (the "AROE Plan") to provide incentives to align the interests of eligible employees with the interests of the stakeholders of Merchants Mutual and of Merchants Group, Inc. ("MGI").

         The AROE Plan is based on the tenets of economic value added, which compares after tax returns to the cost of capital, or return expected by investors. Merchants Mutual believes that the creation of value is a result of returns that exceed the cost of capital, and that the converse is also true.

         The AROE Plan is effective January 1, 2000. The AROE Plan year will be the calendar year, beginning with 2000.

II.      ELIGIBILITY.

         All full time and part time regular employees of Merchants Mutual who have commenced employment prior to July 1 of an AROE Plan year and are employed on the last business day of that year are eligible to participate in the AROE Plan for that year.

         Each participant will be included in one of two groups: participants whose performance is directly related to business unit performance, such as members of the Eastern Strategic Business Center, and participants whose performance is not directly related to a business unit, but is measured more appropriately by company-wide results, such as members of the Accounting or Human Resources departments. Individuals whose performance is directly related to business unit performance will have 75% of their incentive compensation based on the performance of the business unit under other incentive compensation plans (e.g. CTCO, Premiums & Profits) and 25% of their incentive compensation based on the AROE performance of Merchants Mutual and MGI as a whole. The President & C.E.O. of Merchants Mutual, in consultation with the Vice President in charge of an area, will, in his discretion, determine the group in which an eligible employee shall be included.



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III.     CALCULATION OF AROE.

         AROE is composed of two elements - adjusted return and adjusted equity, both of which use results reported in accordance with generally accepted accounting principles ("GAAP") as a starting point. AROE shall be determined separately for Merchants Mutual and MGI as follows:


                  Adjusted Return   =       GAAP Net Income
                                            - (+) realized gains (losses) on the sale of
                                                 investment securities, after taxes
                                            + (-) a rolling three year average of realized gains
                                               (losses) on the sale of investment securities, after taxes
                                            +/- deferred taxes that affect the income statement
                                            + the financing portion of minimum lease
                                               obligations, after taxes.

                 Adjusted Equity    =       GAAP Beginning Equity
                                            -(+) unrealized (gains) losses on investment
                                               securities, after taxes
                                            -(+) deferred tax (assets) liabilities.
                                            + present value of minimum lease obligations.
                                            + a time weighted adjustment to eliminate from
                                               beginning equity capital distributed during
                                               the year through transactions such as
                                               share repurchases and cash dividends.

                 AROE                       =  Adjusted Return / Adjusted Equity

         AROE will be calculated AFTER deduction of the accrual for all incentive compensation payments, including AROE bonus awards.

         The Corporate Finance Department of Merchants Mutual will calculate AROE no less frequently than after the close of each fiscal quarter. However, the Compensation Committee of the Board of Directors of Merchants Mutual will make the final determination of AROE for the year.

         The Compensation Committee may, in its discretion, include or exclude significant events or transactions (such as significant changes in the adequacy of loss and loss adjustment expense reserves) from the AROE calculation.

IV.      AROE TARGETS.

         The Compensation Committee will establish AROE targets and AROE thresholds for bonus eligibility for each AROE Plan year.

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         For 2000, the AROE target for Merchants Mutual is 10.75% and the AROE target for MGI is 13.62%. These targets are the AROEs it is projected the companies would produce if each achieved a combined ratio of 100 for the year. The thresholds for bonus eligibility for 2000 will be an AROE of 7.5% for Merchants Mutual and an AROE of 8.58% for MGI. The threshold for MGI, 8.58%, is the AROE required to cover MGI's cost of capital. It is estimated that MGI would produce an AROE of 8.58% at a combined ratio of 105.2%, and that Merchants Mutual would produce an AROE of 7.5% at the same combined ratio.
                                             Merchants
                                               Mutual          MGI
                                               ------          ---
                  Year 2000 AROE threshold      7.50%         8.58%
                  Year 2000 AROE target        10.75%        13.62%

         The AROE targets and AROE thresholds for Merchants Mutual and MGI for 2001 and 2002 will be the same as for 2000, unless the Compensation Committee, in its discretion, determines otherwise.

         The Compensation Committee may, in its discretion, use other factors to establish AROE targets or thresholds, or modify AROE targets and thresholds based on the operating performance and financial condition of the companies.

V.       TARGET BONUS.

         Each position in Merchants Mutual will have an AROE target bonus equal to a percentage of covered compensation for the AROE Plan year, which percentage will increase as the position's grade level increases. AROE target bonus percentages follow:

            Grade Level                                     Target Bonus %
            -----------                                     --------------

            10 or below                                           5.0%
            11 to 18                                              7.5%
            19 or above                                          10.0%
            Corporate and Regional Officers        Set by Compensation Committee


         An eligible participant whose grade level changes prior to October 1 of an AROE Plan year will be eligible for an incentive award at the target bonus percentage of the new grade level. If an eligible participant's grade level changes on or after October 1, no change will be made to the target bonus percentage for that AROE Plan year.

         For the purposes of the AROE Plan, "covered compensation" means:

                  Pay for regular hours worked, holidays, vacations, and other company-compensated absences, and, in the case of non-exempt


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                  employees, overtime pay. Other compensation, such as bonuses and fringe benefits, will not be taken into account under the AROE Plan.


VI.      BONUS AWARD.

         AROE incentive awards will be determined using the Target bonus percentages described in Section V., which will be adjusted based on the actual AROE earned for each year, and will be calculated in separate parts for Merchants Mutual and MGI as follows:

         (a) Calculate the participant's actual AROE Plan bonus percentage for Merchants by multiplying

                  (i)  the participant's target bonus percentage for the year by

                  (ii) a factor calculated according to the following equation, using Merchant Mutual's target, threshold, and actual AROEs for the year:

                           Factor = 1 MINUS AROE target for the year
                                            MINUS actual AROE for the year

                                            -------------------------------

                                            AROE target for the year
                                            MINUS AROE threshold for the year

         (b) Calculate the participant's actual AROE Plan bonus percentage for MGI using the method described in (a), but substituting MGI's target, threshold, and actual AROEs.

         (c) Allocate a participant's covered compensation between Merchants Mutual and MGI, in proportion to each company's share of the companies' combined written premiums for the AROE Plan year.

         (d) Multiply the participant's actual AROE Plan bonus percentage for Merchants Mutual by Merchant Mutual's share of the participant's covered compensation.

         (e) Multiply the participant's actual AROE Plan bonus percentage for MGI by MGI's share of the participant's covered compensation.

         (f) The sum of (d) and (e) is the participant's AROE bonus for the year unless the participant is included within the group of individuals whose performance is directly related to business unit performance, in which case the participant's AROE bonus for the year will be 25% the sum of (d) and (e).


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         (g)     Notwithstanding any contrary provision of this plan, no AROE bonus will be payable with respect to Merchant Mutual's or MGI's share of a participant's covered compensation if the respective company's actual AROE does not exceed its threshold AROE for the year. If neither company's actual AROE exceeds its threshold AROE for the year, no AROE bonus will be payable.
                 The Compensation Committee may, in its discretion, adjust the AROE bonuses as calculated under (a) through (g) above for participants who are corporate or regional officers of Merchants Mutual, MGI, or Merchants Insurance Company of New Hampshire, Inc., and the President of Merchants Mutual may, in his discretion, adjust the AROE bonuses as calculated under (a) through (g) above for participants who are employees with a grade of 19 or above and are not corporate or regional officers. Adjustments shall be based on a participant's individual performance and may not exceed plus or minus 50 percent in the case of corporate and regional officers or 25 percent in the case of other employees with a grade of 19 or above.

          AROE Plan bonuses for an AROE Plan year will be paid on or about March 1 of the following year.

          An employee whose employment has terminated before the last business day of an AROE Plan year will not be eligible for a bonus award for that year unless the Compensation Committee, in its discretion, determines that an exception is warranted in the case of death, disability, or retirement under the terms of the Merchants Mutual Capital Accumulation Plan.

          A participant who voluntarily terminates employment or whose employment is terminated by Merchants Mutual for cause, in either case after the end of an AROE Plan year and before the date of payment of the AROE bonus award for that year, will forfeit all rights to payment of an AROE bonus award for that year. For the purposes of this paragraph, termination by reason of disability, death, or retirement under the terms of the Merchants Mutual Capital Accumulation Plan will not be considered voluntary.

VII.     PLAN ADMINISTRATION

         The Compensation Committee will administer the AROE Plan. The Compensation Committee shall have all power and authority necessary or appropriate for carrying out its duties. The Compensation Committee may establish procedures for the administration of the AROE Plan and may correct any defect or reconcile any inconsistency in the AROE Plan. The Compensation Committee shall have full power and authority to interpret the AROE Plan and decide all matters arising in connection with the AROE Plan, including by way of illustration and not by way of limitation matters concerning the establishment of AROE targets and thresholds, the determination of the actual AROE for a year, the inclusion or exclusion of events or transactions from the calculation of AROE, and the determination of the entitlement of a participant to an AROE bonus award and the amount of any bonus award. In exercising its power and authority, the Compensation


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         Committee shall have complete discretion, and its decisions shall be conclusive and binding upon Merchants Mutual, its employees and AROE Plan participants.

VIII.    MISCELLANEOUS

         The Board of Directors of Merchant Mutual may, in its discretion, amend the AROE Plan or terminate the AROE Plan at any time. By way of illustration and not by way of limitation, the Board may terminate the AROE Plan before the last business day of the AROE Plan year, in which case participants would not be entitled to any AROE Plan bonus for that year.

         The AROE Plan shall be construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law. References in the AROE Plan to either gender shall be construed to include the other gender.

         Nothing in the AROE Plan shall confer upon an employee any right to continue in the employ of Merchants Mutual, nor limit the right of Merchants Mutual to discharge an employee.

         Nothing in this AROE Plan shall be construed to create or require the creation of a trust or a fiduciary relationship between Merchants Mutual and any other person. To the extent that any person acquires a right to receive payments from Merchants Mutual under the AROE Plan, that right shall be no greater than the right of an unsecured general creditor of Merchants Mutual. A participant may not assign his or her interest in any award under this AROE Plan.

         Merchants Mutual shall withhold from each bonus payment to be made the amount required to satisfy any federal, state, and local income and employment tax withholding obligations it incurs in connection with the payment.

         IN WITNESS WHEREOF, this plan document is executed pursuant to the authorization of the Board of Directors of Merchants Mutual Insurance Company this 26th day of July, 2000.



                                            MERCHANTS MUTUAL INSURANCE COMPANY




                                            by /s/ Robert M. Zak
                                               --------------------------------


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